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                             Eskimo Pie Corporation
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


                                [Eskimo Pie Logo]

                             Eskimo Pie Corporation
                                  June 30, 1999
                                 Mid Year Report
                              Focused on the Brand

                [Graphic of cartoon bear holding Eskimo Pie bar]


To Our Shareholders,

We are very pleased to report to you summarized financial results for the six months ending June 30, 1999. We experienced improvements in virtually all measures and believe these results reflect well on management's execution of the recently announced Growth and Restructuring Plan.

SALES PERFORMANCE.
For the six month period ending June 30, 1999, net sales increased by 6% to $38.3 million as compared with $36.1 million during the comparable period in 1998.

Net Sales for the six months ended June 30,        1999              1998
--------------------------------------------------------------------------

 Eskimo Pie Brand                               $12,037           $12,661
 Foodservice                                      4,936             3,945
 Other National Brands                           13,166            12,686
 Flavors, Packaging and Other Revenues            8,136             6,853
                                                -------           -------
                                                $38,275           $36,145

Revenues in the National Brands Division increased slightly during 1999 due largely to increased sales of Welch's and Weight Watchers Smart Ones brand products. The Company has received favorable responses to the introduction of Welch's Double Dare ice pops which capitalize on the youthful popularity of "sour" treats. The repositioning of the Weight Watchers novelties under the Smart One's banner also continues to attract new consumers. Also included in the 1999 revenue growth was a $440,000 increase in licensing fees earned from the new licensing agreements entered into with the Company's six largest customers effective January 1, 1999.

The Foodservice Division contributed to approximately half of the overall Company increase as a result of new business secured under its innovative "Right Choice" sales and marketing program. Under the Right Choice program, foodservice operators can offer consumers a choice between branded premium ice cream and frozen yogurt and, as a result, capture soft serve sales that would have been lost without the alternative choices. The foodservice industry continues to grow as more and more consumers chose to "eat out" and the Company expects to capitalize on this momentum as it continues to build upon its Foodservice division.

GROSS MARGIN IMPROVEMENTS.
The Company's gross margins also increased in 1999 and, as a percent of sales, continued the improvement begun in recent years. The improved gross margin reflects the increased sales, the benefits associated with the additional licensing fees and, as discussed below, the discontinuance of certain unprofitable packaging operations in the first quarter of 1999.

Gross Margin for the six months ended June 30,          1999            1998
-----------------------------------------------------------------------------

 Gross Profit                                        $17,277         $15,592
 As a Percent of Sales                                  45.1%           43.1%


EXPENSE FROM RESTRUCTURING ACTIVITIES & THE GROWTH AND RESTRUCTURING PLAN.
The Company incurred $572,000 in expenses associated with three separate restructuring activities during the first half of 1999. First, the Company incurred $381,000 in costs during the previously announced examination of strategic alternatives to enhance shareholder value and the subsequent development of the Company's Growth and Restructuring Plan.

Under the recently announced Growth and Restructuring Plan, the Company will focus on the rejuvenation of its core Eskimo Pie brand within the licensing and foodservice businesses. Key components of the Plan include significantly increased investments in advertising, promotion and product development for the core Eskimo Pie brand, the potential sale of certain non-core manufacturing operations, but only at prices accretive to shareholder value, and additional overhead and staff reductions.

Actions taken under the Plan to date include: new product and promotional planning for the 2000 novelty season, the engagement of a new advertising agency to assist in the rejuvenation of the Eskimo Pie brand, the discontinuance of certain unprofitable packaging operations and headquarters staff reductions.

The Company incurred $105,000 of severance costs during the first quarter of 1999 associated with the discontinuance of unprofitable operations in the Company's Packaging Division. As a result of this action, profitability in the Packaging Division, exclusive of the severance costs, has improved by approximately $250,000 over 1998 results.

During the second quarter of 1999, the Company eliminated two vacant positions and terminated the employment of six employees located at the Company's headquarters. The severance costs associated with the terminations totaled $75,000 and, when combined with the savings from the eliminated positions, these actions are anticipated to provide annualized savings of approximately $300,000 per year.

OVERALL PROFITABILITY.
As a result of the increased sales, improved gross margins and reduced overall costs, net income for the six months ended June 30, 1999 increased to $1,631,000 or $0.47 per share. These 1999 results represent a 30% improvement over first half 1998 net income of $1,250,000 or $0.36 per share. Exclusive of the year to date restructuring charges, net income would have increased by approximately 59% over 1998 results.

Earnings Per Share
for the six months ended June 30,                1999             1998
-----------------------------------------------------------------------

 Net Income                                     $0.47            $0.36
 Without Restructuring Charges                   0.57              NA


LIQUIDITY AND CAPITAL RESOURCES.
The Company's liquidity and capital resources have continued to strengthen as improved profitability has led to an increase in cash from operations. Working capital is being managed closely and long term debt is being reduced by over $300,000 each quarter. As a result, the Company's working capital at June 30, 1999 exceeded the outstanding debt obligations for the first time in over five years.

Liquidity and Capital Resources, as
of                                   6/30/99          12/31/98          6/30/98
--------------------------------------------------------------------------------

 Working Capital                      $8,789            $6,345           $7,983
 Debt Obligations                      8,359             9,018            9,676



EARNINGS OUTLOOK.
The Company expects continued improvement during the second half of 1999 with sales and operating profit exceeding that reported in the second half of 1998.



We hope you that you share our pride in the accomplishments made to date. The Growth and Restructuring Plan involves a renewed focus on the Eskimo Pie brand with the profitable National Brands novelties and Foodservice businesses. We believe that building the value of the Eskimo Pie brand, the divestiture, as appropriate, of certain non-core manufacturing assets and the continued management of fixed overhead costs will best enhance long term shareholder value. We are beginning to see improvements from our actions and thank you for your continued support of our efforts on your behalf.



Sincerely,

/s/ David B. Kewer                                   /s/ Arnold H. Dreyfuss

David B. Kewer                                       Arnold H. Dreyfuss
President and Chief Executive Officer                Chairman of the Board



                                 FINANCIAL DATA
                    (amounts in thousands, except Share Data)
                                                                                      Six months ended
Condensed results of operations (unaudited) for the                                       June 30,
--------------------------------------------------------------------------------------------------------------------
                                                                                 1999                  1998
                                                                         -------------------------------------------
Net sales                                                                   $   38,275            $   36,145
Cost of products sold                                                           20,998                20,553
                                                                         -------------------------------------------
         Gross profit                                                           17,277                15,592

Advertising and sales promotion expenses                                         9,708                 8,877
Selling, general and administrative expenses                                     4,182                 4,490
Expense from restructuring activities                                              572                     -
                                                                         -------------------------------------------
         Operating income                                                        2,815                 2,225

Interest income                                                                     50                   102
Interest expense and other - net                                                   276                   344
                                                                         -------------------------------------------
         Income before income taxes                                              2,589                 1,983

Income tax expense                                                                 958                   733
                                                                         -------------------------------------------

         Net income                                                         $    1,631            $    1,250
                                                                         ===========================================

Per Share Data
         Basic:
              Weighted average number of
                  common shares outstanding                                  3,462,810             3,458,187
              Net income                                                    $     0.47            $     0.36
                                                                         ===========================================

         Assuming dilution:
              Weighted average number of
                  common shares outstanding                                  3,464,031             3,629,990
              Net income                                                    $     0.47            $     0.36
                                                                         ===========================================

         Cash dividends                                                     $     0.10            $     0.10
                                                                         ===========================================


                                                                          June 30,            December 31,          June 30,
Condensed Balance Sheet Data (unaudited) as of                              1999                  1998                1998
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                              $      2,179          $        530          $      2,285
Receivables                                                                  12,073                 6,817                11,011
Inventories                                                                   5,227                 4,897                 5,895
Prepaid expenses                                                                287                   889                   819
                                                                    --------------------------------------------------------------

                  Total current assets                                       19,766                13,133                20,010

Property, plant and equipment - net                                           6,839                 7,665                 7,983
Goodwill and other intangibles                                               17,142                17,645                17,221
Other assets                                                                  1,048                 1,645                 1,399
                                                                    --------------------------------------------------------------

                  Total assets                                         $     44,795          $     40,088          $     46,613
                                                                    ==============================================================

Total current liabilities                                              $     10,960          $      6,788          $     12,027

Long term debt                                                                7,157                 3,901                 4,559
Convertible subordinated notes                                                    -                 3,800                 3,800
Postretirement benefits and other liabilities                                 3,108                 3,373                 3,216

Total shareholders' equity                                                   23,570                22,226                23,011
                                                                    --------------------------------------------------------------

                  Total liabilities and shareholders' equity           $     44,795          $     40,088          $     46,613
                                                                    ==============================================================

[Graphic of cartoon bear holding Eskimo Pie bar]
Eskimo Pie Corporation
901 Moorefield Park Drive
Richmond, Virginia  23236





"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
         Information in this report relating to the Company's future plans and performance are "forward looking statements" and, as such, involve certain risks and uncertainties that could cause actual results to vary materially. Potential risks and uncertainties include, but are not limited to: (1) the highly competitive nature of the frozen dessert market and the level of consumer interest in the Company's products, (2) product costing, (3) the weather, (4) the performance of management including management's ability to implement its plans as contemplated, (5) the Company's relationships with its licensees and licensors, (6) the impact of Year 2000 matters and (7) government regulation. These risks and uncertainties are further discussed in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1998. Actual results may vary materially from those included herein and the Company assumes no responsibility for updating these statements.